Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our report dated March 11, 2010, relating to the consolidated financial statements and financial statement schedule as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009, 2008 and 2007, and the effectiveness of internal control over financial reporting of Satcon Technology Corporation and its subsidiaries appearing in the Annual Report on Form 10-K of Satcon Technology Corporation for the year ended December 31, 2009 and to the reference to our Firm under the caption “Experts” in the Prospectus which is part of such Registration Statement.

/s/ CATURANO AND COMPANY, P.C.

Boston, Massachusetts
May 7, 2010